                                                                 EXHIBIT 10.13

                              EMPLOYMENT AGREEMENT


         THIS EMPLOYMENT AGREEMENT ("Employment Agreement") is executed as of the Execution Date (as defined in Section 1 below) but made effective as of January 1, 2006 (except as provided in Section 3(a)), between RES-CARE, INC., a Kentucky corporation (the "Company"), and DAVID W. MILES (the "Employee").

         RECITALS:

         WHEREAS, the Company and Employee previously entered into that certain Employment Agreement effective February 1, 2005, as amended (the "Prior Agreement");

         WHEREAS, the initial term of the Prior Agreement is scheduled to expire on December 31, 2007;

         WHEREAS, the Employee has been appointed as the Chief Financial Officer of the Company;

         WHEREAS, in connection with such appointment, the Company wishes to offer the Employee a new long-term employment agreement which will supersede the Prior Agreement; and

         WHEREAS, the Company and the Employee have reached agreement on the terms and conditions of such agreement.

         AGREEMENT:

         NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the parties agree as follows:

         1. EMPLOYMENT AND TERM. The Company hereby employs the Employee, and the Employee accepts such employment, upon the terms and conditions herein set forth for an initial term commencing effective January 1, 2006 (the "Commencement Date"), and ending on December 31, 2008, subject to earlier termination only in accordance with the express provisions of this Employment Agreement ("Initial Term"). At the option of the Company and with the consent of the Employee, this Employment Agreement may be extended for successive periods of one (1) year each (the "Additional Term(s)") on the same terms and conditions. The Company's option to extend this Employment Agreement for any Additional Term shall be exercisable by written notice to Employee no later than thirty (30) days prior to the end of the Initial Term or any then effective Additional Term. The Initial Term and any effective Additional Terms shall be collectively referred to as the "Term." For purposes of this Employment Agreement, the term "Execution Date" shall mean the later of (i) the date this Employment Agreement is signed by the Employee and (ii) the date this Employment Agreement is signed on behalf of the Company.

         2.       DUTIES.

                  (a) Employment as Executive Vice President and Chief Financial Officer. During the Term, the Employee shall serve as the Executive Vice President and Chief Financial Officer of the Company and its subsidiaries. During the Term, subject to the supervision and control of the Chairman, President and Chief Executive Officer of the Company (the "Chairman"), or his designee, the Employee shall have the responsibility for and oversight of the corporate financial functions of the Company and its subsidiaries, including the following: (i) treasury and cash management; (ii) fixed asset management; (iii) reimbursement; (iv) tax; (v) audit; (vi) financial reporting to the Securities and Exchange Commission; (vii) risk management; (viii) accounts payable and consolidation of financial statements; (ix) budgeting and assistance with strategic planning; and (x) information technology. The Employee shall perform such additional duties as may be prescribed from time to time by the Chairman or his designee, including, without limitation, serving as an officer or director of the Company and/or one or more subsidiaries or affiliates of the Company, if elected to such positions, without any additional salary or other compensation. The Employee shall serve as a member of the Resource Center's Leadership Team.

                  (b) Time and Effort. The Employee shall devote his best efforts on a full-time basis and all of his business time, energies and talents exclusively to the business of the Company and to no other business during the Term of this Employment Agreement; provided, however, that subject to the restrictions in Section 7 hereof, the Employee may (i) invest his personal assets in such form or manner as will not require his services in the operation of the affairs of the entities in which such investments are made and (ii) subject to satisfactory performance of the duties described in Section 2(a) hereof, devote such time as may be reasonably required for him to continue to maintain his current level of participation in various civic and charitable activities.

                  (c) Employee Certification of Eligibility. Not less frequently than annually and upon the termination of the Employee's employment hereunder for any reason other than Employee's death, the Employee shall execute and deliver to the Chairman and/or any other authorized officer designated by the Company a certificate (ResCare Annual Employment Re-Certification Eligibility Form) confirming, to the best of the Employee's knowledge, that the Employee remains eligible for employment with the Company. This same certificate will certify that the Employee has complied with applicable laws, regulations and Company policies regarding the provision of services to clients and billings to its paying agencies, Company policies on training, Drug and Alcohol-Free Program, Prohibition of Harassment, Affirmative Action Equal Employment Opportunity and Violence in the Workplace. This statement shall state that the Employee is not aware of any such violation by other employees, independent contractors, vendors, or other individuals performing services for the Company and its subsidiaries that they did not report as appropriate.

         3.       COMPENSATION AND BENEFITS.

                  (a) Base Salary. The Company shall pay to the Employee during the Term an annual salary (the "Base Salary"), which initially shall be $235,000. The Base Salary shall be due and payable in substantially equal bi-weekly installments or in such other installments as may be necessary to comport with the Company's normal pay periods for all employees. The Company and the Employee agree that the increase in Employee's Base Salary to $235,000 shall be effective November 1, 2005, the date Employee was appointed Chief Financial Officer of the Company. Promptly after execution of this Employment Agreement, the Company shall issue to Employee a supplemental payment, net of applicable withholding, to reflect such retroactive increase in Employee's Base Salary. Employee acknowledges that such increase in his Base Salary for the period prior to the Commencement Date shall not be taken into account in calculating any earned and unpaid Incentive Bonus (as defined in the Prior Agreement) for the calendar year 2005.

                  Provided that this Employment Agreement or Employee's employment hereunder shall not have been terminated for any reason, the Base Salary shall be increased, effective as of the first day of each January, commencing January 1, 2007 by the percentage by which the Consumer Price Index for all Urban Consumers (CPI-U), All-Items, 1982-1984=100, as published by the Bureau of Labor Statistics (the "CPI") established for the month of December immediately preceding the date on which the adjustment is to be made exceeds the CPI published for the month of December of the immediately preceding year. If the Bureau of Labor Statistics suspends or terminates its publication of the CPI, the parties agree that a reasonably comparable price index shall be substituted for the CPI.

                  (b) Incentive Plan. During the Term, the Employee shall be eligible for incentive compensation in accordance with the following incentive plan (the "Incentive Plan"). Shortly after the beginning of each calendar year, the Company's Board of Directors will establish a target of the earnings before taxes, interest, depreciation and amortization of the Company and its subsidiaries on a consolidated basis, determined in accordance with generally accepted accounting principles consistently applied ("EBITDA"), for such calendar year (the "Annual EBITDA Target"). In no event shall Employee earn any amount under the Incentive Plan for any calendar year during the Term unless the actual EBITDA for such calendar year equals or exceeds ninety percent (90%) of the Annual EBITDA Target for such calendar year. The respective thresholds referred to in the immediately preceding sentence shall hereinafter be referred to as the "Annual EBITDA Threshold." For all purposes of this Employment Agreement, in determining the actual EBITDA of the Company and its subsidiaries for each calendar year, there shall be added (x) any extraordinary non-cash or nonrecurring non-cash charges or losses incurred by the Company and its subsidiaries other than in the ordinary course of business, including but not limited to losses or expenses resulting from redemptions or repayments of indebtedness, or modifications or amendments of the Company's credit facility, and (y) other appropriate additions as determined by the Board of Directors or the Executive Compensation Committee of the Board of Directors (the

         "Compensation Committee"). The amount payable under the Incentive Plan to Employee for each full calendar year during the Term shall equal the Base Salary actually paid to the Employee for such calendar year multiplied by the sum of the Department Performance Percentage and the Company Performance Percentage (as determined below) for such calendar year. The maximum percentages for the Department Performance Percentage (the "Department Maximum Performance Percentage") and the Company Performance Percentage (the "Company Maximum Performance Percentage") for the calendar year 2006 are each fifty percent (50%). For each calendar year commencing after 2006, not later than March 15 of such calendar year, the Department Maximum Performance Percentage shall be established by the Compensation Committee within a range of forty percent (40%) and sixty percent (60%) and the Company Maximum Performance Percentage shall be established by the Compensation Committee within a range of forty percent (40%) and sixty percent (60%); provided that the sum of such percentages shall equal one hundred percent (100%) each calendar year. If the Compensation Committee shall not timely establish either or both of the Department Maximum Performance Percentage or the Company Maximum Performance Percentage for any calendar year, the respective percentages that were applicable for the prior calendar year shall apply for such calendar year. The sum of the Department Performance Percentage and the Company Performance Percentage for each calendar year shall be referred to herein as the "Incentive Percentage." For each calendar year the maximum Incentive Percentage shall be one hundred percent (100%).

                           (i) The Department Performance Percentage for each
                  calendar year during the Term shall be equal to the sum of a specified number of percentages that are each determined based upon the Company functions for which Employee is responsible satisfying certain performance criteria in categories established by the Compensation Committee on an annual basis. For each calendar year, the relative weight of the performance criteria as well as the performance criteria may change for each calendar year and shall be established by the Compensation Committee at the same time as its establishment of the Company Maximum Performance Percentage. The manner in which the percentage for each such category shall be determined for each calendar year shall be established by the Compensation Committee at the same time as its establishment of the Company Maximum Performance Percentage. Notwithstanding anything in this Employment Agreement to the contrary, the Department Performance Percentage shall be zero unless the actual EBITDA for the respective calendar year equals or exceeds the Annual EBITDA Threshold for such calendar year.

                           (ii) The Company Performance Percentage shall be
                  determined for each calendar year during the Term based upon the Company and its subsidiaries having met or exceeded the Annual EBITDA Threshold for such calendar year. Notwithstanding anything in this Employment Agreement to the contrary, the Company Performance Percentage shall be zero unless the actual EBITDA for the respective calendar year equals or exceeds the Annual EBITDA Threshold for such calendar year. The Company Performance Percentage for each calendar year shall be equal to the Company Maximum Performance Percentage for such calendar year multiplied by the EBITDA Factor (as determined below). The excess of the Annual EBITDA Target over the Annual EBITDA Threshold shall be referred to as the "Incentive Range." The EBITDA Factor for each calendar year shall be equal to: (A) the amount by which the actual EBITDA for the calendar year exceeds the Annual EBITDA Threshold for such calendar year (but not more than the Incentive Range for such calendar year), divided by (B) the Incentive Range for such calendar year.

         After any target or percentage described in this paragraph (b) has been established by the Company's Board of Directors or Compensation Committee, as applicable, for any calendar year, such target or percentage shall not be increased or decreased for such calendar year for purposes of this paragraph (b) or for purposes of paragraph (c) of this Section 4. Any annual incentive earned by the Employee under the Incentive Plan for any calendar year during the Term shall be paid by the Company in cash to the Employee not later than the later of (x) ninety (90) days after the end of the applicable calendar year or (y) the date of delivery to the Company of the audited financial statements of the Company and its subsidiaries for such calendar year. Any amounts earned by the Employee under the Incentive Plan shall be hereinafter referred to as the "Incentive Bonus."

                  (c)      Restricted Stock Awards.

                           (i) The restricted shares of common stock of the
                  Company awarded under this paragraph (c) (collectively, the "Restricted Shares") shall be awarded pursuant to and, to the extent not expressly inconsistent herewith, governed by the Company stock option and incentive compensation plan as in effect as the effective date of the respective award (the "Stock Plan"). The number of Restricted Shares shall be adjusted in accordance with the terms of the Stock Plan for stock splits, stock dividends, recapitalizations and the like. Until and only to the extent the Restricted Shares shall vest as provided herein, all stock certificates evidencing the Restricted Shares owned by Employee shall be held by the Company for the benefit of Employee. As and to the extent any Restricted Shares shall vest as provided herein, the Company will promptly deliver certificates representing such vested shares to Employee.

                           (ii) Effective on each of the Execution Date, and,
                  provided Employee shall continue to be employed hereunder, on the last day of each December during the Term, commencing with December 31, 2006 (each such date being herein referred to as an "Award Date"), the Company shall award to Employee that number of shares of common stock of the Company as is equal to $100,000 divided by the Award Price (as defined below), with any fractional share resulting therefrom being rounded up to one whole share if 0.5 or more and eliminated if less than
                  0.5. The restricted shares awarded as provided in the preceding sentence shall be collectively referred to as the "Annual Restricted Shares." The Award Price shall be equal to the closing sale price of Company common stock as reported on the Nasdaq National Market on the respective Award Date (or if the respective Award Date is not a trading date for the Company common stock, on the immediately preceding trading date). The Annual Restricted Shares shall be subject to vesting as provided below. Solely for purposes of determining the respective dates of vesting as provided in subparagraphs (A) and (B) below, the Annual Restricted Shares awarded effective as of the Execution Date shall be deemed to have been awarded on December 31, 2005. An amount equal to two-thirds (2/3) of the Annual Restricted Shares shall be referred to as the "Annual Performance Restricted Shares" and an amount equal to one-third (1/3) of the Annual Restricted Shares shall be referred to as the "Annual Fixed Restricted Shares."

                                    (A) Provided Employee shall continue to be
                           employed hereunder and provided the respective Trailing EBITDA Test has been satisfied, one-third (1/3) of the Annual Performance Restricted Shares shall vest on March 15 immediately after the third
                           (3rd) anniversary of the award of such Annual Performance Restricted Shares, an additional one-third (1/3) of the Annual Performance Restricted Shares shall vest on March 15 immediately after the fourth (4th) anniversary of the award of such Annual Performance Restricted Shares, and the final one-third (1/3) of the Annual Performance Restricted Shares shall vest on March 15 immediately after the fifth (5th) anniversary of the award of such Annual Performance Restricted Shares. For purposes of this subparagraph (A) the "Trailing EBITDA Test" shall mean that the sum of the actual EBITDA for the three
                           (3) calendar years immediately preceding the date upon which such vesting is tested equals or exceeds the Trailing EBITDA Threshold (as defined below). The "Trailing EBITDA Threshold" shall mean an amount equal to ninety percent (90%) of the sum of the Annual EBITDA Targets for the three (3) calendar years immediately preceding the date upon which such vesting is tested.

                                    (B) Provided Employee shall continue to be
                           employed hereunder, one-third (1/3) of the Annual Fixed Restricted Shares shall vest on the third (3rd) anniversary of the award of such Annual Fixed Restricted Shares, an additional one-third (1/3) of the Annual Fixed Restricted Shares shall vest on the fourth (4th) anniversary of the award of such Annual Fixed Restricted Shares, and the final one-third (1/3) of the Annual Fixed Restricted Shares shall vest on the fifth (5th) anniversary of the award of such Annual Fixed Restricted Shares.

                           (iii) Notwithstanding any provision in this paragraph
                  (c) to the contrary, all of the Restricted Shares that have not been previously vested shall immediately vest if Employee shall continue to be employed hereunder and (A) Employee shall die, (B) Employee shall be subject to a "permanent disability" as described in Section 4(b) hereof, or (C) a Change of Control (as defined below) has occurred with respect to the Company. A "Change of Control" for purposes of this subparagraph (iii) shall have the same meaning as that term is given in the Stock Plan.

                  (d) Participation in Benefit Plans. During the Term, Employee shall be entitled to participate in all employee benefit plans and programs (including but not limited to paid time off policies, retirement and profit sharing plans, health insurance, etc.) provided by the Company under which the Employee is eligible in accordance with the terms of such plans and programs. The Company reserves the right to amend, modify or terminate in their entirety any of such programs and plans.

                  (e) Out-of-Pocket Expenses. The Company shall promptly pay the ordinary, necessary and reasonable expenses incurred by the Employee in the performance of the Employee's duties hereunder (or if such expenses are paid directly by the Employee shall promptly reimburse him for such payment), consistent with the reimbursement policies adopted by the Company from time to time and subject to the prior written approval by the Chairman.

                  (f) Withholding of Taxes; Income Tax Treatment. If, upon the payment of any compensation or benefit to the Employee under this Employment Agreement (including, without limitation, in connection with the award of any Restricted Shares or payment of any bonus or benefit), the Company determines in its discretion that it is required to withhold or provide for the payment in any manner of taxes, including but not limited to, federal income or social security taxes, state income taxes or local income taxes, the Employee agrees that the Company may satisfy such requirement by:

                           (i) withholding an amount necessary to satisfy such
                  withholding requirement from the Employee's compensation or benefit; or

                           (ii) conditioning the payment or transfer of such
                  compensation or benefit upon the Employee's payment to the Company of an amount sufficient to satisfy such withholding requirement.

         The Employee agrees that he will treat all of the amounts payable pursuant to this Employment Agreement as compensation for income tax purposes.

         4. TERMINATION. The Employee's employment hereunder may be terminated under this Employment Agreement as follows, subject to the Employee's rights pursuant to Section 5 hereof:

                  (a) Death. The Employee's employment hereunder shall terminate upon his death.

                  (b) Disability. The Employee's employment shall terminate hereunder at the earlier of (i) immediately upon the Company's determination (conveyed by a Notice of Termination (as defined in paragraph (f) of this Section 4)) that the Employee is permanently disabled, and (ii) the Employee's absence from his duties hereunder for 180 days. "Permanent disability" for purposes of this Employment Agreement shall mean the onset of a physical or mental disability which prevents the Employee from performing the essential functions of the Employee's duties hereunder, which is expected to continue for 180 days or more, subject to any reasonable accommodation required by state and/or federal disability anti-discrimination laws, including, but not limited to, the Americans With Disabilities Act of 1990, as amended.

                  (c) Cause. The Company may terminate the Employee's employment hereunder for Cause. For purposes of this Employment Agreement, the Company shall have "Cause" to terminate the Employee's employment because of the Employee's personal dishonesty, intentional misconduct, breach of fiduciary duty involving personal profit, conviction of, or plea of nolo contendere to, any law, rule or regulation (other than traffic violations or similar offenses) or breach of any provision of this Employment Agreement.

                  (d) Without Cause. The Company may terminate the Employee's employment under this Employment Agreement at any time without Cause (as defined in paragraph (c) of this Section 4) by delivery of a Notice of Termination specifying a date of termination at least thirty (30) days following delivery of such notice.

                  (e) Voluntary Termination. By not less than thirty (30) days prior written notice to the Chairman, Employee may voluntarily terminate his employment hereunder.

                  (f) Notice of Termination. Any termination of the Employee's employment by the Company during the Term pursuant to paragraphs (b),
         (c) or (d) of this Section 4 shall be communicated by a Notice of Termination from the Company to the Employee. Any termination of the Employee's employment by the Employee during the Term pursuant to paragraph (e) of this Section 4 shall be communicated by a Notice of Termination from Employee to the Company. For purposes of this Employment Agreement, a "Notice of Termination" shall mean a written notice which shall indicate the specific termination provision in this Employment Agreement relied upon and in the case of any termination for Cause shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee's employment.

                  (g) Date of Termination. The "Date of Termination" shall, for purposes of this Employment Agreement, mean: (i) if the Employee's employment is terminated by his death, the date of his death; (ii) if the Employee's employment is terminated on account of disability pursuant to Section 4(b) above, thirty (30) days after Notice of Termination is given (provided that the Employee shall not, during such 30-day period, have returned to the performance of his duties on a full-time basis), (iii) if the Employee's employment is terminated by the Company for Cause pursuant to Section 4(c) above, the date specified in the Notice of Termination, (iv) if the Employee's employment is terminated by the Company without Cause, pursuant to
         Section 4(d) above, the date specified in the Notice of Termination,
         (v) if the Employee's employment is terminated voluntarily pursuant to
         Section 4(e) above, the date specified in the Notice of Termination, and (vi) if the Employee's employment is terminated by reason of an election by either party not to extend the Term, the last day of the then effective Term.

         5. COMPENSATION UPON TERMINATION OR DURING DISABILITY.

                  (a) Death. If the Employee's employment shall be terminated by reason of his death during the Term, the Employee shall continue to receive installments of his then current Base Salary until the date of his death and shall receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the date of his death.

                  (b) Disability. If the Employee's employment shall be terminated by reason of his disability during the Term, the Employee shall continue to receive installments of his then current Base Salary while actively at work and until the earlier of (i) the date of termination in accordance with Section 4(b) of this Employment Agreement or (ii) the date that short or long-term disability payments to the Employee commence under any plan or program then provided and funded by the Company. If the Employee's installments of Base Salary cease by reason of clause (ii) of the preceding sentence but the benefits payable under any such disability plan or program do not provide 100% replacement of the Employee's installments of Base Salary during such period, the Employee shall be paid at regular payroll intervals until the provisions of clause (i) of the preceding sentence becomes effective, an amount equal to the difference between the periodic installments of his then current Base Salary that would have otherwise been payable and the disability benefit paid from such disability plan or program. In the event of any such termination, the Employee shall also receive any earned but unpaid Incentive Bonus for any calendar year prior to the Date of Termination. Upon termination due to death prior to a termination as specified in the preceding provisions of this paragraph (b), the payment provisions of this paragraph (b) shall no longer apply and Section 5(a) above shall apply.

                  (c) Cause. If the Employee's employment shall be terminated for Cause, the Employee shall continue to receive installments of his then current Base Salary only through the Date of Termination and the Employee shall not be entitled to receive any Incentive Bonus (other than any earned but unpaid Incentive Bonus for any prior calendar year), and shall not be eligible for any severance payment of any nature.

                  (d) Without Cause. If the Employee's employment is terminated without Cause, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and for twelve (12) months thereafter and the Employee shall also be entitled to receive any earned but unpaid Incentive Bonus for any calendar year ending prior to the Date of Termination.

                  (e) Expiration of Term. If the Employee's employment shall be terminated by reason of expiration of the Term by reason of Employee's election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and shall also be entitled to receive any earned but unpaid Incentive Bonus for the last calendar year of the Term. If the Employee's employment shall be terminated by reason of expiration of the Term by reason of the Company's election not to extend the Term, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and for twelve (12) months thereafter and shall also be entitled to receive any earned but unpaid Incentive Bonus for last calendar year of the Term.

                  (f) Voluntary Termination. If the Employee's employment shall be terminated pursuant to Section 4(e) hereof, the Employee shall continue to receive installments of his then current Base Salary until the Date of Termination and the Employee shall not be entitled to receive any then unpaid Incentive Bonus (other than any earned but unpaid Incentive Bonus for any calendar year ending prior to the date Employee gives Notice of Termination), and shall not be entitled to any severance payment of any nature.

                  (g) No Further Obligations after Payment. After all payments, if any, have been made to the Employee pursuant to the applicable provisions of paragraphs (a) through (f) of this Section 5, the Company shall have no further obligations to the Employee under this Employment Agreement other than the provision of any employee benefit plan required to be continued under applicable law or by its terms.

         6. DUTIES UPON TERMINATION. Upon the termination of Employee's employment hereunder for any reason whatsoever (including but not limited to the failure of the parties hereto to agree to the extension of this Employment Agreement pursuant to Section 1 hereof), Employee shall promptly (a) comply with his obligation to deliver an executed exit interview document as provided in accordance with Company policy, and (b) return to the Company any property of the Company or its subsidiaries then in Employee's possession or control, including without limitation, any Confidential Information (as defined in Section 7(d)(iii) hereof) and whether or not constituting Confidential Information, any technical data, performance information and reports, sales or marketing plans, documents or other records, and any manuals, drawings, tape recordings, computer programs, discs, and any other physical representations of any other information relating to the Company, its subsidiaries or affiliates or to the Business (as defined in Section 7(d)(iv) hereof) of the Company. Employee hereby acknowledges that any and all of such documents, items, physical representations and information are and shall remain at all times the exclusive property of the Company.

         7. RESTRICTIVE COVENANTS.

                  (a) Acknowledgments. Employee acknowledges that (i) his services hereunder are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the operations of the Company, its subsidiaries and affiliates (collectively, the "Res-Care Companies") and allows him access to Confidential Information, (ii) the Company has provided Employee with a unique opportunity as Executive Vice President and Chief Financial Officer, (iii) the nature and periods of the restrictions imposed by the covenants contained in this Section 7 are fair, reasonable and necessary to protect and preserve for the Company the benefits of Employee's employment hereunder, (iv) the Res-Care Companies would sustain great and irreparable loss and damage if Employee were to breach any of such covenants, (v) the Res-Care Companies conduct and are aggressively pursuing the conduct of their business actively in and throughout the entire Territory (as defined in paragraph (d)(ii) of this Section 7), and (vi) the Territory is reasonably sized because the current Business of the Res-Care Companies is conducted throughout such geographical area, the Res-Care Companies are aggressively pursuing expansion and new operations throughout such geographic area and the Res-Care Companies require the entire Territory for profitable operations.

                  (b) Confidentiality and Non-disparagement Covenants. Having acknowledged the foregoing, Employee covenants that without limitation as to time, (i) commencing on the Commencement Date, he will not directly or indirectly disclose or use or otherwise exploit for his own benefit, or the benefit of any other Person (as defined in paragraph
         (d)(v) of this Section 7), except as may be necessary in the performance of his duties hereunder, any Confidential Information, and
         (ii) commencing on the Date of Termination, he will not disparage or comment negatively about any of the Res-Care Companies, or their respective officers, directors, employees, policies or practices, and he will not discourage anyone from doing business with any of the Res-Care Companies and will not encourage anyone to withdraw their employment with any of the Res-Care Companies.

                  (c) Covenants. Having acknowledged the statements in Section 7(a) hereof, Employee covenants and agrees with the Res-Care Companies that he will not, directly or indirectly, from the Commencement Date until the Date of Termination, and for a period of twelve (12) months thereafter, directly or indirectly (i) offer employment to, hire, solicit, divert or appropriate to himself or any other Person, any business or services (similar in nature to the Business) of any Person who was an employee or an agent of any of the Res-Care Companies at any time during the last twelve (12) months of Employee's employment hereunder; or (ii) own, manage, operate, join, control, assist, participate in or be connected with, directly or indirectly, as an officer, director, shareholder, partner, proprietor, employee, agent, consultant, independent contractor or otherwise, any Person which is, at the time, directly or indirectly, engaged in the Business of the Res-Care Companies within the Territory. The Employee further agrees that from the Commencement Date until the Date of Termination, he will not undertake any planning for or organization of any business activity that would be competitive with the Business. Notwithstanding the foregoing, Employee agrees that if this Employment Agreement shall be terminated by reason of expiration of the Term (irrespective of which party elected not to extend the Term), the covenants in this paragraph
         (c) shall survive the expiration thereof until twelve (12) months after the last day of employment of Employee by any Res-Care Company.

                  (d) Definitions. For purposes of this Employment Agreement:

                           (i) For purposes of this Section 7, "termination of
                  Employee's employment" shall include any termination pursuant to paragraphs (b), (c) and (d) of Section 4 hereof, the termination of such Employee's employment by reason of the failure of the parties hereto to agree to the extension of this Agreement pursuant to Section 1 hereof or the voluntary termination of Employee's employment hereunder.

                           (ii) The "Territory" shall mean the forty-eight (48)
                  contiguous states of the United States, the United States Virgin Islands, Puerto Rico and all of the Provinces of Canada.

                           (iii) "Confidential Information" shall mean any
                  business information relating to the Res-Care Companies or to the Business (whether or not constituting a trade secret), which has been or is treated by any of the Res-Care Companies as proprietary and confidential and which is not generally known or ascertainable through proper means. Without limiting the generality of the foregoing, so long as such information is not generally known or ascertainable by proper means and is treated by the Res-Care Companies as proprietary and confidential, Confidential Information shall include the following information regarding any of the Res-Care Companies:

                                    (1)     any patent, patent application,
                                            copyright, trademark, trade name,
                                            service mark, service name,
                                            "know-how" or trade secrets;

                                    (2)     customer lists and information
                                            relating to (i) any client of any of
                                            the Res-Care Companies or (ii) any
                                            client of the operations of any
                                            other Person for which operations
                                            any of the Res-Care Companies
                                            provides management services;

                                    (3)     supplier lists, pricing policies,
                                            consulting contracts and competitive
                                            bid information;

                                    (4)     records, compliance and/or
                                            operational methods and Company
                                            policies and procedures, including
                                            manuals and forms;

                                    (5)     marketing data, plans and
                                            strategies;

                                    (6)     business acquisition, development,
                                            expansion or capital investment plan
                                            or activities;

                                    (7)     software and any other confidential
                                            technical programs;

                                    (8)     personnel information, employee
                                            payroll and benefits data;

                                    (9)     accounts receivable and accounts
                                            payable;

                                    (10)    other financial information,
                                            including financial statements,
                                            budgets, projections, earnings and
                                            any unpublished financial
                                            information; and

                                    (11)    correspondence and communications
                                            with outside parties.

                           (iv) The "Business" of the Res-Care Companies shall
                  mean the business of providing training or job placement services as provided in the Company's Employment and Training Services Group, youth treatment or services, home care or periodic services to the elderly, services to persons with mental retardation and other developmental disabilities, including but not limited to persons who have been dually diagnosed, services to persons with acquired brain injuries, or providing management and/or consulting services to third parties relating to any of the foregoing.

                           (v) The term "Person" shall mean an individual, a
                  partnership, an association, a corporation, a trust, an unincorporated organization, or any other business entity or enterprise.

                  (e) Injunctive Relief, Invalidity of any Provision. Employee acknowledges that his breach of any covenant contained in this Section 7 will result in irreparable injury to the Res-Care Companies and that the remedy at law of such parties for such a breach will be inadequate. Accordingly, Employee agrees and consents that each of the Res-Care Companies in addition to all other remedies available to them at law and in equity, shall be entitled to seek both preliminary and permanent injunctions to prevent and/or halt a breach or threatened breach by Employee of any covenant contained in this Section 7. If any provision of this Section 7 is invalid in part or in whole, it shall be deemed to have been amended, whether as to time, area covered, or otherwise, as and to the extent required for its validity under applicable law and, as so amended, shall be enforceable. The parties further agree to execute all documents necessary to evidence such amendment.

                  (f) Advice to Future Employers. If Employee, in the future, seeks or is offered employment by any other Person, he shall provide a copy of this Section 7 to the prospective employer prior to accepting employment with that prospective employer.

         8. ENTIRE AGREEMENT; MODIFICATION; WAIVER. This Employment Agreement constitutes the entire agreement between the parties pertaining to the subject matter contained in it and supersedes all prior and contemporaneous agreements, representations, and understandings of the parties, including but not limited to the Prior Agreement. Notwithstanding the foregoing, the termination of the Prior Agreement shall not affect Employee's rights to any unpaid Incentive Bonus (as defined in the Prior Agreement) that may have been earned by Employee for the calendar year 2005 (without regard to the increase in Base Salary provided in Section 3(a) hereof) or any vesting of any stock options previously granted to Employee. No supplement, modification, or amendment of this Employment Agreement shall be binding unless executed in writing by all parties hereto (other than as provided in the next to last sentence of Section 7(e) hereof). No waiver of any of the provisions of this Employment Agreement will be deemed, or will constitute, a waiver of any other provision, whether or not similar, nor will any waiver constitute a continuing waiver. No waiver will be binding unless executed in writing by the party making the waiver.

         9. SUCCESSORS AND ASSIGNS; ASSIGNMENT. This Employment Agreement shall be binding on, and inure to the benefit of, the parties hereto and their respective heirs, executors, legal representatives, successors and assigns; provided, however, that this Employment Agreement is intended to be personal to the Employee and the rights and obligations of the Employee hereunder may not be assigned or transferred by him.

         10. NOTICES. All notices, requests, demands and other communications required or permitted to be given or made under this Employment Agreement, or any other agreement executed in connection therewith, shall be in writing and shall be deemed to have been given on the date of delivery personally or upon deposit in the United States mail postage prepaid by registered or certified mail, return receipt requested, to the appropriate party or parties at the following addresses (or at such other address as shall hereafter be designated by any party to the other parties by notice given in accordance with this Section):

                  To the Company:
                  --------------
                  Res-Care, Inc.
                  10140 Linn Station Road
                  Louisville, Kentucky 40223
                  Attn:    Ronald G. Geary,
                           Chairman, President and Chief Executive Officer

                  To the Employee:
                  ---------------
                  David W. Miles
                  17208 Polo Fields Lane
                  Louisville, Kentucky 40245

         11. EXECUTION IN COUNTERPARTS. This Employment Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

         12. FURTHER ASSURANCES. The parties each hereby agree to execute and deliver all of the agreements, documents and instruments required to be executed and delivered by them in this Employment Agreement and to execute and deliver such additional instruments and documents and to take such additional actions as may reasonably be required from time to time in order to effectuate the transactions contemplated by this Employment Agreement.

         13. SEVERABILITY OF PROVISIONS. The invalidity or unenforceability of any particular provision of this Employment Agreement shall not affect the other provisions hereof and this

Employment Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

         14. GOVERNING LAW; JURISDICTION; VENUE. This Employment Agreement is executed and delivered in, and shall be governed by, enforced and interpreted in accordance with the laws of, the Commonwealth of Kentucky. The parties hereto agree that the federal or state courts located in Kentucky shall have the exclusive jurisdiction with regard to any litigation relating to this Employment Agreement and that venue shall be proper only in Jefferson County, Kentucky, the location of the principal office of the Company.

         15. TENSE; CAPTIONS. In construing this Employment Agreement, whenever appropriate, the singular tense shall also be deemed to mean the plural, and vice versa, and the captions contained in this Employment Agreement shall be ignored.

         16. SURVIVAL. The provisions of Sections 5, 6 and 7 hereof shall survive the termination, for any reason, of this Employment Agreement, in accordance with their terms.


    [Remainder of page intentionally blank - signatures begin on next page.]

         IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement on the dates set forth below.

                                         RES-CARE, INC.


Date:    March 6, 2006                   By: /s/ Ronald G. Geary
      -----------------------                ----------------------------------
                                             Ronald G. Geary
                                             Chairman, President and Chief
                                             Executive Officer




Date:    March 6, 2006                    /s/ David W. Miles
      -----------------------             -------------------------------------
                                          David W. Miles